As filed with the Securities and Exchange Commission on November 24, 2004
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ARCH COAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	43-0921172
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
One CityPlace Drive, Suite 300
St. Louis, Missouri 63141
(314) 994-2700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert G. Jones

Vice President — Law, General Counsel and Secretary
Arch Coal, Inc.
One CityPlace Drive, Suite 300
St. Louis, Missouri 63141
(314) 994-2700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ronald D. West

Kirkpatrick & Lockhart LLP
Henry W. Oliver Building
535 Smithfield Street
Pittsburgh, Pennsylvania 15222
(412) 355-6500

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
   If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered(1)(2)	Per Unit(2)(3)	Offering Price(1)(2)	Registration Fee

Debt Securities(4)

Warrants(5)

Purchase Contracts(6)

Purchase Units(7)

Preferred Stock(8)

Depositary Shares(9)

Common Stock(10)

Total	$1,000,000,000	100%	$1,000,000,000	$126,700(11)

(1)	In U.S. dollars or the equivalent thereof in any other currency unit or units, or composite currency or currencies.
(2)	Pursuant to General Instruction II.D. to Form S-3, the amount to be registered, proposed maximum aggregate offering price per security and proposed maximum aggregate offering price have been omitted for each class of securities that is registered hereby.
(3)	The proposed maximum aggregate offering price per security will be determined from time to time by Arch Coal, Inc. in connection with the issuance of the securities registered hereunder.
(4)	An indeterminate amount and number of debt securities of Arch Coal, Inc. are covered by this Registration Statement. Debt securities may also be issued upon exercise of warrants to purchase debt securities that are registered hereby.
(5)	An indeterminate number of warrants, representing rights to purchase common stock, preferred stock or debt securities of Arch Coal, Inc. that are registered hereby are covered by this Registration Statement.
(6)	An indeterminate amount and number of purchase contracts of Arch Coal, Inc., representing obligations to purchase from Arch Coal, Inc., or to sell to Arch Coal, Inc., common stock, preferred stock, debt securities, depositary shares or warrants of Arch Coal, Inc., or debt securities of third parties (including U.S. Treasury securities), an index or indices thereof or any combination thereof, are covered by this Registration Statement.
(7)	An indeterminate number and amount of purchase units of Arch Coal, Inc., consisting of purchase contracts together with common stock, preferred stock, debt securities, depositary shares or warrants of Arch Coal, Inc., or debt securities of third parties (including U.S. Treasury securities), securing the holders’ obligations to purchase the securities under the purchase contracts, or any of these securities in any combination, are covered by this Registration Statement.
(8)	An indeterminate number of shares of preferred stock of Arch Coal, Inc. is covered by this Registration Statement. Preferred stock may also be issued upon exercise of warrants to purchase preferred stock that are registered hereby.
(9)	An indeterminate number of depositary shares as may be issued if Arch Coal, Inc. elects to offer fractional interests in the preferred stock or debt securities of Arch Coal, Inc. that are registered hereby is covered by this Registration Statement.

(10)	An indeterminate number of shares of common stock, $0.01 par value, of Arch Coal, Inc. is covered by this Registration Statement. Common stock may also be issued upon exercise of warrants to purchase common stock that are registered hereby. Each share of common stock includes one preferred stock purchase right as described under “Description of Capital Securities.” No separate consideration will be received for the preferred share purchase rights.
(11)	$24,847 of which was previously paid on April 12, 2001 in connection with the unsold securities under the Registration Statement on Form S-3 (No. 333-58738) of Arch Coal, Inc. and is being offset against the total filing fee due for this Registration Statement pursuant to Rule 457(p) under the Securities Act of 1933, as amended.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 24, 2004

$1,000,000,000

Arch Coal, Inc.

Debt Securities

Warrants
Purchase Contracts
Purchase Units
Preferred Stock
Depositary Shares
Common Stock

     Arch Coal, Inc. from time to time may offer to sell, in one or more series, debt securities, warrants, purchase contracts, purchase units, preferred stock, depositary shares and common stock, or any combination of these securities. The total amount of securities offered by this prospectus will have an initial aggregate offering price of up to $1,000,000,000, or the equivalent amount in other currencies, currency units or composite currencies, although Arch Coal may increase this amount in the future.

     The common stock of Arch Coal is listed on the New York Stock Exchange and trades under the ticker symbol “ACI.” A series of preferred stock of Arch Coal also is listed on the New York Stock Exchange and trades under the ticker symbol “ACIPR.”

     This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

      We urge you to carefully read “Risk Factors” beginning on page 2 and other information included or incorporated by reference in this prospectus and any prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in any securities offered by this prospectus.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2004.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

      We have filed a registration statement on Form S-3 (together with all amendments, exhibits, schedules and supplements thereto, the “registration statement”) under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, which forms part of that registration statement, does not contain all of the information set forth in that registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the registration statement, we urge you to read the documents contained in those exhibits.

      We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s Internet address is http://www.sec.gov. In addition, our common stock and a series of our preferred stock are listed on the New York Stock Exchange, and our reports and other information can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Our Internet address is http://www.archcoal.com. The information on our Internet site is not a part of this prospectus.

Incorporation by Reference

      The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to other documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus. Some information that we file with the SEC after the date of this prospectus and until we sell all of the securities covered by this prospectus will automatically update and supersede the information contained in this prospectus.

      We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus, including between the date of this prospectus and the date on which the registration statement of which this prospectus is a part is declared effective by the SEC, except as noted below:

Our SEC Filings (File No. 1-13105)	Period for or Date of Filing

Annual Report on Form 10-K	Year Ended December 31, 2003
Quarterly Reports on Form 10-Q	Quarters Ended March 31, June 30 and September 30, 2004
Current Reports on Form 8-K	January 30, March 8, 11, and 31, April 22 and 23, July 13, 16, 23, and 27, August 13 (as amended by the Form 8-K/A filed on October 14, 2004), 17 and 24 (as amended by the Form 8-K/A filed on October 15, 2004) and October 20 (as amended by the Form 8-K/A filed on October 21, 2004), 28 and 29, 2004
Form 8-B	June 17, 1997
Form 8-A	March 9, 2000
Form 8-A	March 5, 2003

      Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 or into this prospectus.

      We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to: Arch Coal, Inc., Attention: Investor Relations, One CityPlace Drive, Suite 300, St. Louis, Missouri 63141, telephone number: (314) 994-2700. You also may review a copy of the registration statement and its exhibits at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet site.

SUMMARY

      This summary is a brief discussion of material information contained in, or incorporated by reference into, this prospectus as further described above under “Where You Can Find More Information.” This summary does not contain all of the information that you should consider before investing in any securities being offered by this prospectus. We urge you to carefully read this entire prospectus, the documents incorporated by reference into this prospectus and the prospectus supplement relating to the securities that you propose to buy, especially any description of investment risks that we may include in the prospectus supplement. References to “Arch Coal,” the “Company,” “the registrant,” “we,” “our,” “us” and similar terms mean Arch Coal, Inc. and its subsidiaries, unless the context otherwise requires.

Arch Coal, Inc.

      We are the second largest operator of compliance and low sulfur coal mines in the United States, and we operate some of the industry’s most productive mines. We mine, process and market compliance and low sulfur coal from mines located in both the eastern and western United States. Compliance coal and low sulfur coal are coals which, when burned, emit 1.2 pounds or less and 1.6 pounds or less of sulfur dioxide per million Btus, respectively.

      Our principal executive office is located at One CityPlace Drive, Suite 300, St. Louis, Missouri 63141, and our telephone number is (314) 994-2700.

About This Prospectus

      This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may offer from time to time up to an aggregate of $1,000,000,000 of any of the securities described in this prospectus. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities under this prospectus, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

      We may use this prospectus to offer any of the following securities from time to time:

•	debt securities, either directly or represented by depositary shares, which may be senior or subordinated;

•	warrants for the purchase of our common stock, preferred stock or debt securities;

•	purchase contracts for the purchase by us, or sale to us, of our common stock, preferred stock, debt securities, depositary shares or warrants, or debt securities of third parties (including U.S. Treasury Securities), an index or indices of any of those securities or any combination of those securities;

•	purchase units consisting of purchase contracts together with our common stock, preferred stock, debt securities, depositary shares or warrants, or debt securities of third parties (including U.S. Treasury Securities), securing the holders’ obligations to purchase the securities under the purchase contracts, or any of these securities in any combination;

•	preferred stock, either directly or represented by depositary shares; and

•	common stock.

      When we use the term “securities” in this prospectus, we mean any of the securities we may offer under this prospectus, unless we say otherwise. This prospectus describes the general terms that may apply to the securities. The specific terms of any particular securities that we may offer will be described in a separate supplement to this prospectus. You also should read the documents we have referred to you in “Where You Can Find More Information” for additional information about our company, including our financial statements.

RISK FACTORS

      Investing in our securities involves risks. In addition to the other information contained in or incorporated by reference into this prospectus, you should carefully consider the following risk factors and the information under “Forward-Looking Statements” which appears elsewhere in this prospectus, together with any added, updated or changed information included in any prospectus supplement and in our reports to the SEC that are incorporated by reference into this prospectus, before deciding whether to invest in our securities.

We have a significant amount of debt relative to our total capitalization, which limits our flexibility and imposes restrictions on us, and a downturn in economic or industry conditions may materially affect our ability to meet our future financial commitments and liquidity needs.

      We have a significant amount of debt relative to our total capitalization. We also have significant lease and royalty obligations. Our ability to satisfy our debt, lease and royalty obligations, and our ability to refinance our indebtedness, will depend upon our future operating performance, which will be affected by prevailing economic conditions in the markets that we serve and financial, business and other factors, many of which are beyond our control. We may be unable to generate sufficient cash flow from operations and future borrowings or other financing may be unavailable in an amount sufficient to enable us to fund our future financial obligations or our other liquidity needs.

      The amount and terms of our debt could have material consequences to our business, including, but not limited to:

•	making it more difficult for us to satisfy our debt covenants and debt service, lease payment and other obligations;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future acquisitions, working capital, capital expenditures or other general operating requirements;

•	reducing the availability of cash flow from operations to fund acquisitions, working capital, capital expenditures or other general operating purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

•	placing us at a competitive disadvantage when compared to competitors with less relative amounts of debt.

Despite these significant levels of indebtedness, we may incur additional indebtedness in the future, which would heighten the risks described above.

The demand for and pricing of our coal is greatly influenced by consumption patterns of the domestic electric generation industry, and any reduction in the demand for our coal by this industry may cause our profitability to decline.

      Demand for our coal and the prices that we may obtain for our coal are closely linked to coal consumption patterns of the domestic electric generation industry, which has accounted for approximately 92% of domestic coal consumption in recent years. These coal consumption patterns are influenced by factors beyond our control, including the demand for electricity, which is significantly dependent upon general economic conditions, summer and winter temperatures in the United States, government regulation, technological developments and the location, availability, quality and price of competing sources of coal, alternative fuels such as natural gas, oil and nuclear and alternative energy sources such as hydroelectric power. Demand for our low sulfur coal and the prices that we will be able to obtain for it will also be affected by the price and availability of high sulfur coal, which can be marketed in tandem with emissions allowances in order to meet Clean Air Act requirements. Any reduction in the demand for our coal by the domestic electric generation industry would result in a decline in our revenues and profit, which could be material.

Extensive environmental laws and regulations affect the end-users of coal and could reduce the demand for coal as a fuel source and cause the volume of our sales to decline.

      The Clean Air Act and similar state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides, and other compounds emitted into the air from electric power plants, which are the largest end-users of our coal. Such regulations, which can take a variety of forms, may reduce demand for coal as a fuel source because they may require significant emissions control expenditures for coal-fired power plants to attain applicable ambient air quality standards, which may lead these generators to switch to other fuels that generate less of these emissions and may also reduce future demand for the construction of coal-fired power plants.

      The U.S. Department of Justice, on behalf of the EPA, has filed lawsuits against several investor-owned electric utilities and brought an administrative action against one government-owned utility for alleged violations of the Clean Air Act. We supply coal to some of the currently-affected utilities, and it is possible that other of our customers will be sued. These lawsuits could require the utilities to pay penalties, install pollution control equipment or undertake other emission reduction measures, any of which could adversely impact their demand for our coal.

      A regional haze program initiated by the EPA to protect and to improve visibility at and around national parks, national wilderness areas and international parks restricts the construction of new coal-fired power plants whose operation may impair visibility at and around federally protected areas and may require some existing coal-fired power plants to install additional control measures designed to limit haze-causing emissions.

      The Clean Air Act also imposes standards on sources of hazardous air pollutants. For example, the EPA has announced that it would regulate hazardous air pollutants from coal-fired power plants. Under the Clean Air Act, coal-fired power plants will be required to control hazardous air pollution emissions by no later than 2009, which likely will require significant new investment in controls by power plant operators. These standards and future standards could have the effect of decreasing demand for coal.

      Other proposed initiatives, such as the Bush administration’s announced Clear Skies Initiative, may also have an effect upon coal operations. As proposed, this initiative is designed to further reduce emissions of sulfur dioxide, nitrogen oxides and mercury from power plants. Other so-called multi-pollutant bills, which could regulate additional air pollutants, have been proposed by various members of Congress. If such initiatives are enacted into law, power plant operators could choose other fuel sources to meet their requirements, reducing the demand for coal.

Because our industry is highly regulated, our ability to conduct mining operations is restricted and our profitability may decline.

      The coal mining industry is subject to regulation by federal, state and local authorities on matters such as:

•	the discharge of materials into the environment;

•	employee health and safety;

•	mine permits and other licensing requirements;

•	reclamation and restoration of mining properties after mining is completed;

•	management of materials generated by mining operations;

•	surface subsidence from underground mining;

•	water pollution;

•	legislatively mandated benefits for current and retired coal miners;

•	air quality standards;

•	protection of wetlands;

•	endangered plant and wildlife protection;

•	limitations on land use;

•	storage of petroleum products and substances that are regarded as hazardous under applicable laws; and

•	management of electrical equipment containing polychlorinated biphenyls, or PCBs.

      Extensive regulation of these matters has had and will continue to have a significant effect on our costs of production and competitive position. Further regulations, legislation or orders may also cause our sales or profitability to decline by hindering our ability to continue our mining operations, by increasing our costs or by causing coal to become a less attractive fuel source.

      Mining companies must obtain numerous permits that strictly regulate environmental and health and safety matters in connection with coal mining, some of which have significant bonding requirements. Regulatory authorities exercise considerable discretion in the timing of permit issuance. Also, private individuals and the public at large possess rights to comment on and otherwise engage in the permitting process, including through intervention in the courts. Accordingly, the permits we need for our mining operations may not be issued, or, if issued, may not be issued in a timely fashion, or may involve requirements that may be changed or interpreted in a manner which restricts our ability to conduct our mining operations or to do so profitably. Under the federal Clean Water Act, state regulatory authorities must conduct an antidegradation review before approving permits for the discharge of pollutants into waters that have been designated by the state as high quality. This review involves public and intergovernmental scrutiny of permits and requires permittees to demonstrate that the proposed activities are justified in order to accommodate significant economic or social development in the area where the waters are located. If the plaintiffs are successful, the exemption from the antidegradation review policy is revoked and we discharge into waters designated as high quality by the state, the cost, time and difficulty associated with obtaining and complying with Clean Water Act permits for our affected surface mining operations would increase and may hinder our ability to conduct such operations profitably.

We may not be able to obtain or renew surety bonds on acceptable terms.

      Federal and state laws require us to obtain surety bonds to guaranty performance or payment of certain long-term obligations, including mine closure or reclamation costs, federal and state workers’ compensation costs, coal leases and other miscellaneous obligations. Many of these bonds are renewable on a yearly basis. It has become increasingly difficult for us to secure new surety bonds or retain existing bonds without the posting of collateral. In addition, our surety bond costs have increased by approximately 900% over the past three years, and the market terms of such bonds have generally become more unfavorable. For example, it has become increasingly difficult to obtain adequate coverage limits, and surety bonds increasingly contain additional cancellation provisions in favor of the surety.

Our profitability may fluctuate due to unanticipated mine operating conditions and other factors that are not within our control.

      Our mining operations are inherently subject to changing conditions that can affect levels of production and production costs at particular mines for varying lengths of time and can result in decreases in our profitability. We are exposed to commodity price risk related to our purchase of diesel fuel, explosives and steel. In addition, weather conditions, equipment replacement or repair, fires, variations in thickness of the layer, or seam, of coal, amounts of overburden, rock and other natural materials and other geological conditions have had, and can be expected in the future to have, a significant impact on our operating results. Prolonged disruption of production at any of our principal mines, particularly our Black

Thunder mine, would result in a decrease in our revenues and profitability, which could be material. Other factors affecting the production and sale of our coal that could result in decreases in our profitability include:

•	continued high pricing environment for our raw materials, including, among other things, diesel fuel, explosives and steel;

•	expiration or termination of, or sales price redeterminations or suspension of deliveries under, coal supply agreements;

•	disruption or increases in the cost of transportation services;

•	changes in laws or regulations, including permitting requirements;

•	litigation;

•	work stoppages or other labor difficulties;

•	mine worker vacation schedules and related maintenance activities; and

•	changes in coal market and general economic conditions.

      Decreases in our profitability as a result of the factors described above could adversely impact our quarterly or annual results materially.

Mining in Central Appalachia is complex and involves extensive regulatory constraints.

      The geological characteristics of Central Appalachia coal reserves, such as depth of overburden and coal seam thickness, make them complex and costly to mine. As mines become depleted, replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. In addition, as compared to mines in the Powder River Basin, permitting and licensing and other environmental and regulatory requirements are more costly and time-consuming to satisfy. These factors could materially adversely affect the mining operations and cost structures of, and customers’ ability to use coal produced by, operators in Central Appalachia, including us.

Intense competition and excess industry capacity in the coal producing regions in which we operate has adversely affected our revenues and profitability and may continue to do so in the future.

      The coal industry is intensely competitive, primarily as a result of the existence of numerous producers in the coal producing regions in which we operate. We compete with four major coal producers in the Powder River Basin and effectively compete with a large number of coal producers in the markets that we serve. Additionally, we are subject to the continuing risk of reduced profitability as a result of excess industry capacity and weak power demand by the industrial sector of the economy, which led us to reduce the rate of coal production from planned levels and adversely impacted our profitability.

Deregulation of the electric utility industry may cause our customers to be more price-sensitive in purchasing coal, which could cause our profitability to decline.

      Electric utility deregulation is expected to provide incentives to generators of electricity to minimize their fuel costs and is believed to have caused electric generators to be more aggressive in negotiating prices with coal suppliers. To the extent utility deregulation causes our customers to be more cost-sensitive, deregulation may have a negative effect on our profitability.

Our profitability may be adversely affected by the status of our long-term coal supply contracts.

      We sell a substantial portion of our coal under long-term coal supply agreements, which are contracts with a term greater than 12 months. The prices for coal shipped under these contracts may be below the current market price for similar-type coal at any given time. As a consequence of the substantial volume of our sales that are subject to these long-term agreements, we have less coal available with which to capitalize on higher coal prices if and when they arise. In addition, because long-term contracts typically allow the customer to elect volume flexibility, our ability to realize the higher prices that may be available in the spot market may be restricted when customers elect to purchase higher volumes under such contracts. Our exposure to market-based pricing may also be increased should customers elect to purchase fewer tons. In addition, the increasingly short terms of sales contracts and the consequent absence of price adjustment provisions in such contracts make it more likely that we will not be able to recover inflation related increases in mining costs during the contract term.

The loss of, or significant reduction in, purchases by our largest customers could adversely affect our revenues.

      For the year ended December 31, 2003, we derived 39% of our total coal revenues from sales to our three largest customers, AEP, Progress Fuels and Southern Company, and 67% of our total coal revenues from sales to our ten largest customers. At December 31, 2003, we had 70 coal supply agreements with those ten customers that expire at various times from 2004 to 2013. We intend to discuss the extension of existing agreements or entering into new long-term agreements with those and other customers, but the negotiations may not be successful, and those customers may not continue to purchase coal from us under long-term coal supply agreements, or at all. If any of those customers were to significantly reduce their purchases of coal from us, or if we were unable to sell coal to them on terms as favorable to us as the terms under our current agreements, our revenues and profitability could suffer materially.

Because our profitability is substantially dependent on the availability of an adequate supply of coal reserves that can be mined at competitive costs, the unavailability of these types of reserves would cause our profitability to decline.

      Our profitability depends substantially on our ability to mine coal reserves that have the geological characteristics that enable them to be mined at competitive costs. Replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. We may not be able to accurately assess the geological characteristics of any reserves that we acquire, which may adversely affect our profitability and financial condition. Exhaustion of reserves at particular mines also may have an adverse effect on our operating results that is disproportionate to the percentage of overall production represented by such mines.

Disruption in, or increased costs of, transportation services could adversely affect our profitability.

      The coal industry depends on rail and trucking transportation to deliver shipments of coal to customers, and transportation costs are a significant component of the total cost of supplying coal. Disruptions of these transportation services could temporarily impair our ability to supply coal to our customers and thus adversely affect our business and the results of our operations. In addition, increases in transportation costs associated with our coal, or increases in our transportation costs relative to transportation costs for coal produced by our competitors or of other fuels, could adversely affect our business and profitability.

We face numerous uncertainties in estimating our economically recoverable coal reserves, and inaccuracies in our estimates could result in lower than expected revenues, higher than expected costs or decreased profitability.

      We base our reserve information on geological data assembled and analyzed by our staff, which includes various engineers and geologists, and periodically reviewed by outside firms. The reserve estimates are annually updated to reflect production of coal from the reserves and new drilling or other data received. There are numerous uncertainties inherent in estimating quantities of recoverable reserves, including many factors beyond our control.

      Estimates of economically recoverable coal reserves and net cash flows necessarily depend upon a number of variable factors and assumptions, such as geological and mining conditions which may not be fully identified by available exploration data or which may differ from experience in current operations, historical production from the area compared with production from other producing areas, the assumed effects of regulation by governmental agencies and assumptions concerning coal prices, operating costs, severance and excise tax, development costs and reclamation costs, all of which may vary considerably from actual results.

      For these reasons, estimates of the economically recoverable quantities attributable to any particular group of properties, classifications of reserves based on risk of recovery and estimates of net cash flows expected from particular reserves prepared by different engineers or by the same engineers at different times may vary substantially. Actual coal tonnage recovered from identified reserve areas or properties and revenues and expenditures with respect to our reserves may vary materially from estimates. These estimates thus may not accurately reflect our actual reserves.

Defects in title or loss of any leasehold interests in our properties could limit our ability to mine these properties or result in significant unanticipated costs.

      We conduct a significant part of our mining operations on properties that we lease. The loss of any lease could adversely affect our ability to mine the associated reserves. Because title to most of our leased properties and mineral rights is not usually verified until we make a commitment to develop a property, which may not occur until after we have obtained necessary permits and completed exploration of the property, our right to mine some of our reserves has in the past, and may again in the future, be adversely affected if defects in title or boundaries exist. In order to obtain leases or mining contracts to conduct our mining operations on property where these defects exist, we have had to, and may in the future have to, incur unanticipated costs. In addition, we may not be able to successfully negotiate new leases or mining contracts for properties containing additional reserves, or maintain our leasehold interests in properties where we have not commenced mining operations during the term of the lease.

Acquisitions that we may undertake would involve a number of inherent risks, any of which could cause us not to realize the benefits anticipated to result.

      We continually seek to expand our operations and coal reserves through acquisitions of businesses and assets, including leases of coal reserves. Acquisition transactions involve various inherent risks, such as:

•	uncertainties in assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition or other transaction candidates;

•	the potential loss of key personnel of an acquired business;

•	the ability to achieve identified operating and financial synergies anticipated to result from an acquisition or other transaction;

•	problems that could arise from the integration of the acquired business;

•	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition or other transaction rationale; and

•	unexpected development costs, such as those related to the development of the Little Thunder reserves, that adversely affect our profitability.

      Any one or more of these factors could cause us not to realize the benefits anticipated to result from the acquisition of businesses or assets.

Although we expect that our acquisition of the North Rochelle mine will result in benefits, we may not realize those benefits because of potential challenges to integration.

      Our failure to meet the challenges involved in integrating our Black Thunder mine with the North Rochelle mine successfully or otherwise to realize any of the anticipated benefits of the acquisition could materially impact our results of operations. Realizing the anticipated benefits of the acquisition will depend in part on the successful integration of operations and personnel. We may not successfully integrate Black Thunder’s operations with North Rochelle’s operations in a timely manner, or at all. The costs of achieving any synergies may be higher than anticipated, and we may not realize the anticipated benefits or synergies of the acquisition to the extent, or in the timeframe, anticipated. These anticipated benefits and synergies are based on projections and assumptions, all of which are subject to change.

Changes in our credit ratings could adversely affect our costs and expenses.

      Any downgrade in our credit ratings could adversely affect our ability to borrow and result in more restrictive borrowing terms, including increased borrowing costs, more restrictive covenants and the extension of less open credit. This in turn could affect our internal cost of capital estimates and therefore operational decisions.

Our expenditures for postretirement medical and pension benefits increased by approximately $32.6 million in 2003 and could further increase in the future.

      We estimate our future postretirement medical and pension benefit obligations based on various assumptions, including:

•	actuarial estimates;

•	assumed discount rates;

•	estimates of mine lives;

•	expected returns on pension plan assets; and

•	changes in health care costs.

      Based on changes in our assumptions, our annual postretirement health and pension benefit costs increased by approximately $32.6 million in 2003. If our assumptions relating to these benefits change in the future, our costs could further increase, which would reduce our profitability. In addition, future regulatory and accounting changes relating to these benefits could result in increased obligations or additional costs, which could also have a material adverse effect on our financial results.

We may be unable to comply with restrictions imposed by our credit facilities and other debt agreements which could result in a default under these agreements.

      The agreements governing our outstanding debt impose a number of restrictions on us. For example, the terms of our credit facilities and leases contain financial and other covenants that create limitations on our ability to, among other things, borrow the full amount under our credit facilities, effect acquisitions or dispositions and incur additional debt, and require us to, among other things, maintain various financial ratios and comply with various other financial covenants. Our ability to comply with these restrictions may be affected by events beyond our control and, as a result, we may be unable to comply with these restrictions. A failure to comply with these restrictions could adversely affect our ability to borrow under our credit facilities or result in an event of default under these agreements. In the event of a default, our lenders could terminate their commitments to us and declare all amounts borrowed, together with accrued interest and fees, immediately due and payable. If this were to occur, we might not be able to pay these amounts, or we might be forced to seek an amendment to our debt agreements which could make the terms of these agreements more onerous for us.

FORWARD-LOOKING STATEMENTS

      We urge you to carefully review the information contained in or incorporated by reference into this prospectus. In this prospectus, statements that are not reported financial results or other historical information are “forward-looking statements.” Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on our management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

      You can identify these forward-looking statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to:

•	our expectation of continued growth in the demand for our coal by the domestic electric generation industry;

•	our belief that legislation and regulations relating to the Clean Air Act and other proposed environmental initiatives and the relatively higher costs of competing fuels will increase demand for our compliance and low sulfur coal;

•	our expectations regarding incentives to generators of electricity to minimize their fuel costs as a result of electric utility deregulation;

•	our intention to discuss the extension of existing coal supply agreements or entering into new long-term coal supply agreements;

•	our expectation that we will continue to have adequate liquidity from cash flow from operations;

•	a variety of market, operational, geologic, permitting, labor and weather related factors;

•	our expectations regarding any synergies to be derived from the Triton acquisition; and

•	the other risks and uncertainties which are described in this offering memorandum under “Risk Factors,” including, but not limited to, the following:

•	Due to the significant amount of our debt, a downturn in economic or industry conditions could materially affect our ability to meet our future financial and liquidity obligations.

•	A reduction in consumption by the domestic electric generation industry may cause our profitability to decline.

•	Extensive environmental laws and regulations could cause the volume of our sales to decline.

•	The coal industry is highly regulated, which restricts our ability to conduct mining operations and may cause our profitability to decline.

•	We may not be able to obtain or renew our surety bonds on acceptable terms.

•	Unanticipated mining conditions may cause profitability to fluctuate.

•	Intense competition and excess industry capacity in the coal producing regions has adversely affected our revenues and may continue to do so in the future.

•	Deregulation of the electric utility industry may cause customers to be more price-sensitive, resulting in a potential decline in our profitability.

•	Our profitability may be adversely affected by the status of our long-term coal supply contracts.

•	Decreases in purchases of coal by our largest customers could adversely affect our revenues.

•	An unavailability of coal reserves would cause our profitability to decline.

•	Disruption in, or increased costs of, transportation services could adversely affect our profitability.

•	Numerous uncertainties exist in estimating our economically recoverable coal reserves, and inaccuracies in our estimates could result in lower revenues, higher costs or decreased profitability.

•	Title defects or loss of leasehold interests in our properties could result in unanticipated costs or an inability to mine these properties.

•	All acquisitions involve a number of inherent risks, any of which could cause us not to realize the benefits anticipated to result.

•	Changes in our credit ratings could adversely affect our costs and expenses.

•	Some of our agreements limit our ability to manage our operations exclusively and impose significant potential indemnification obligations on us. Our expenditures for postretirement medical and pension benefits have increased in 2003 and could further increase in the future.

•	Any inability to comply with restrictions imposed by our credit facilities and other debt arrangements could result in a default under these agreements.

•	Our estimated financial results may prove to be inaccurate.

      We cannot guarantee that any forward-looking statements will be realized, although we believe that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and assumptions that may prove to be inaccurate. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove to be inaccurate, actual results could vary materially from those anticipated, estimated or projected. You should bear this in mind as you consider any forward-looking statements.

      We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. You are advised, however, to consider any additional disclosures that we may make on related subjects in future filings with the SEC. You should understand that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

      Our consolidated ratios of earnings to combined fixed charges and preference dividends for the nine months ended September 30, 2004, and for the fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003, are as follows:

			Years Ended December 31,
	Nine Months Ended
	September 30, 2004		1999	2000	2001		2002	2003

Ratio of earnings to combined fixed charges and preference dividends(1)	3.09	x	—	—	1.04	x	—	—

(1)	Ratio of earnings to combined fixed charges and preference dividends is computed on a total enterprise basis including our consolidated subsidiaries, plus our share of significant affiliates accounted for on the equity method that are 50% or greater owned or whose indebtedness has been directly or indirectly guaranteed by us. Earnings consist of income (loss) from continuing operations before income taxes and are adjusted to include fixed charges (excluding capitalized interest). Fixed charges consist of interest incurred on indebtedness, the portion of operating lease rentals deemed representative of the interest factor and the amortization of debt expense. Preference dividends are the amount of pre-tax earnings required to pay dividends on our outstanding preferred stock and Arch Western’s preferred membership interest. In 1999, 2000, 2002 and 2003, combined fixed charges and preference dividends exceeded earnings by $415.8 million, $16.7 million, $21.5 million and $2.8 million, respectively.

USE OF PROCEEDS

      We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the applicable prospectus supplement relating to a specific issuance of securities. Our general corporate purposes include, but are not limited to, working capital, capital expenditures, investments in or loans to our subsidiaries, repayment, redemption or refinancing of debt, redemption or repurchase of our outstanding securities, investments in or loans to subsidiaries or joint ventures, funding of possible acquisitions and satisfaction of other obligations. Pending any such use, the net proceeds from the sale of the securities may be invested in short-term, investment grade, interest-bearing instruments. We will include a more detailed description of the use of proceeds of any specific offering in the applicable prospectus supplement relating to the offering.

DESCRIPTION OF DEBT SECURITIES

      The following is a general description of the debt securities (the “Debt Securities”) that we may offer from time to time. The particular terms of the Debt Securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement. Although our securities include securities denominated in U.S. dollars, we may choose to issue securities in any other currency, including the euro.

      The Debt Securities will be either senior Debt Securities or subordinated Debt Securities. We will issue the senior Debt Securities under the senior indenture between us and a trustee. We will issue the subordinated Debt Securities under a subordinated indenture between us and the same or another trustee. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the indentures, and each of the trustee under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as trustee.

      The following description is only a summary of the material provisions of the indentures. We urge you to read the appropriate indenture because it, and not this description, defines your rights as holders of the Debt Securities. See the information under the heading “Where You Can Find More Information” to contact us for a copy of the appropriate indenture.

General

      The senior Debt Securities are unsubordinated obligations, will rank equally with all other unsubordinated debt obligations of ours and, unless otherwise indicated in the related prospectus supplement, will be unsecured. The subordinated Debt Securities will be subordinate in right of payment to senior Debt Securities. A description of the subordinated Debt Securities is provided below under “— Subordinated Debt Securities.” The specific terms of any subordinated Debt Securities will be provided in the related prospectus supplement. For a complete understanding of the provisions pertaining to the subordinated Debt Securities, you should refer to the subordinated indenture attached as an exhibit to the Registration Statement of which this prospectus is a part.

Terms

      The indentures do not limit the principal amount of debt we may issue.

      We may issue notes or bonds in traditional paper form, or we may issue a global security. The Debt Securities of any series may be issued in definitive form or, if provided in the related prospectus supplement, may be represented in whole or in part by a global security or securities, registered in the name of a depositary designated by us. Each Debt Security represented by a global security is referred to as a “Book-Entry Security.”

      Debt Securities may be issued from time to time pursuant to this prospectus and will be offered on terms determined by market conditions at the time of sale. Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt Securities sold at an original issue discount may bear no interest or interest at a rate that is below market rates. Unless otherwise provided in the prospectus supplement, Debt Securities denominated in U.S. dollars will be issued in denominations of $1,000 and integral multiples thereof.

      Please refer to the prospectus supplement for the specific terms of the Debt Securities offered including the following:

•	Designation of an aggregate principal amount, purchase price and denomination;

•	Date of maturity;

•	If other than U.S. currency, the currency for which the Debt Securities may be purchased;

•	The interest rate or rates and the method of calculating interest;

•	The times at which any premium and interest will be payable;

•	The place or places where principal, any premium and interest will be payable;

•	Any redemption or sinking fund provisions or other repayment obligations;

•	Any index used to determine the amount of payment of principal of and any premium and interest on the Debt Securities;

•	The application, if any, of the defeasance provisions to the Debt Securities;

•	If other than the entire principal amount, the portion of the Debt Securities that would be payable upon acceleration of the maturity thereof;

•	Whether the Debt Securities will be issued in whole or in part in the form of one or more global securities, and in such case, the depositary for the global securities;

•	Whether the Debt Securities may be converted into or exercised or exchanged for our common stock, preferred stock, warrants, purchase contracts or purchase units and the terms of such conversion, exercise or exchange, if any;

•	Any covenants applicable to the Debt Securities being offered;

•	Any events of default applicable to the Debt Securities being offered;

•	Any changes to the events of default described in this prospectus;

•	The terms of subordination, if applicable; and

•	Any other specific terms including any terms that may be required by or advisable under applicable law.

      Except with respect to Book-Entry Securities, Debt Securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

Events of Default

      Except as otherwise set forth in the applicable prospectus supplement, an Event of Default shall occur with respect to any series of Debt Securities when:

•	We default in paying principal of or premium, if any, on any of the Debt Securities of such series when due;

•	We default in paying interest on the Debt Securities of such series when due, continuing for 30 days;

•	We default in making deposits into any sinking fund payment with respect to any Debt Security of such series when due;

•	We or any subsidiary guarantor, if applicable, fail to perform any other covenant or warranty in the Debt Securities of such series or in the applicable indenture continues for a period of 90 days after notice of such failure as provided in that indenture;

•	A guarantee is held in any judicial proceeding to be unenforceable or invalid;

•	Certain events of bankruptcy, insolvency, or reorganization occur; or

•	Any other Event of Default occurs with respect to Debt Securities of that series.

      We are required annually to deliver to the trustee officers’ certificates stating whether or not the signers have any knowledge of any default in the performance by us of certain covenants.

      If an Event of Default shall occur and be continuing with respect to any series (other than an Event of Default described in the sixth bullet point of the first paragraph above under “Events of Default”), the trustee or the holders of not less than 25% in principal amount of the Debt Securities of such series then outstanding (or, if any securities of that series are original issue discount securities, the portion of the principal amount of such securities as may be specified by the terms thereof) may declare the Debt Securities of such series to be due and payable. If an Event of Default described in the sixth bullet point of the first paragraph above under “Events of Default” occurs with respect to any series of Debt Securities, the principal amount of all Debt Securities of that series (or, if any securities of that series are original issue discount securities, the portion of the principal amount of such securities as may be specified by the terms thereof) will automatically become due and payable without any declaration by the trustee or the holders. The trustee is required to give holders of the Debt Securities of any series written notice of a default with respect to such series as and to the extent provided by the Trust Indenture Act. As used in this paragraph, a “default” means an event described in the first paragraph under “Events of Default” without including any applicable grace period.

      If at any time after the Debt Securities of such series have been declared due and payable, and before any judgment or decree for the moneys due has been obtained or entered, we will pay or deposit with the trustee amounts sufficient to pay all matured installments of interest upon the Debt Securities of such series and the principal of all Debt Securities of such series which shall have become due, otherwise than by acceleration, together with interest on such principal and, to the extent legally enforceable, on such overdue installments of interest and all other amounts due under the applicable indenture shall have been paid, and any and all defaults with respect to such series under that indenture shall have been remedied, then the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding, by written notice to us and the trustee, may rescind and annul the declaration that the Debt Securities of such series are due and payable. In addition, the holders of a majority in aggregate principal amount of the Debt Securities of such series may waive any past default and its consequences with respect to such series, except a default in the payment of the principal of or any premium or interest on any Debt Securities of such series or a default in the performance of a covenant that cannot be modified under the indentures without the consent of the holder of each affected Debt Security.

      The trustee is under no obligation to exercise any of the rights or powers under the indentures at the request, order or direction of any of the holders of Debt Securities, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the trustee and certain limitations contained in the indentures, the holders of a majority in aggregate principal amount of the Debt Securities of each series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Debt Securities of such series.

      No holder of Debt Securities will have any right to institute any proceeding, judicial or otherwise, with respect to the indentures, for the appointment of a receiver or trustee or for any other remedy under the indentures unless:

•	The holder has previously given written notice to the trustee of a continuing Event of Default with respect to the Debt Securities of that series; and

•	The holders of at least 25% in principal amount of the outstanding Debt Securities of that series have made a written request to the trustee, and offered reasonable indemnity, to the trustee to institute proceedings as trustee, the trustee has failed to institute the proceedings within 60 days and the trustee has not received from the holders of a majority in principal amount of the Debt Securities of that series a direction inconsistent with that request.

      Notwithstanding the foregoing, the holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to the provisions of the applicable indenture regarding the payment of default interest, interest on that Debt Security on the due dates expressed in that security and to institute suit for the enforcement of payment.

Modification of the Indentures

      Each indenture contains provisions permitting us and the trustee to modify that indenture or enter into or modify any supplemental indenture without the consent of the holders of the Debt Securities in regard to matters as shall not adversely affect the interests of the holders of the Debt Securities, including, without limitation, the following:

•	to evidence the succession of another corporation to us;

•	to add to the covenants of ours further covenants for the benefit or protection of the holders of any or all series of Debt Securities or to surrender any right or power conferred upon us by that indenture;

•	to add any additional Events of Default with respect to all or any series of Debt Securities;

•	to add to or change any of the provisions of that indenture to facilitate the issuance of Debt Securities in bearer form with or without coupons, or to permit or facilitate the issuance of Debt Securities in uncertificated form;

•	to add to, change or eliminate any of the provisions of that indenture in respect of one or more series of Debt Securities thereunder, under certain conditions designed to protect the rights of any existing holder of those Debt Securities;

•	to secure all or any series of Debt Securities;

•	to establish the forms or terms of the Debt Securities of any series;

•	to evidence the appointment of a successor trustee and to add to or change provisions of that indenture necessary to provide for or facilitate the administration of the trusts under that indenture by more than one trustee;

•	to cure any ambiguity, to correct or supplement any provision of that indenture which may be defective or inconsistent with another provision of that indenture; and

•	to make other amendments that do not adversely affect the interests of the holders of any series of Debt Securities.

      We and the trustee may otherwise modify each indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of Debt Securities affected thereby at the time outstanding, except that no such modifications shall

•	extend the fixed maturity of any Debt Securities or any installment of interest or premium on any Debt Securities, or reduce the principal amount thereof or reduce the rate of interest or premium payable upon redemption, or reduce the amount of principal of an original issue discount Debt Security or any other Debt Security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which the Debt Securities are payable or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof or the redemption date, if applicable, or adversely affect any right of the holder of any Debt Security to require us to repurchase that security, without the consent of the holder of each Debt Security so affected;

•	reduce the percentage of Debt Securities of any series, the consent of the holders of which is required for any waiver or supplemental indenture, without the consent of the holders of all Debt Securities affected thereby then outstanding; or

•	modify the provisions of that indenture relating to the waiver of past defaults or the waiver or certain covenants or the provisions described under “Modification of the indentures,” except to increase any percentage set forth in those provisions or to provide that other provisions of that indenture may not be modified without the consent of the holder of each Debt Security affected thereby, without the consent of the holder of each Debt Security affected thereby.

Satisfaction and Discharge, Defeasance and Covenant Defeasance

      Each indenture shall be satisfied and discharged if (i) we shall deliver to the trustee all Debt Securities then outstanding for cancellation or (ii) all Debt Securities not delivered to the trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and we shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of Debt Securities that have become due and payable), provided that in either case we shall have paid all other sums payable under that indenture.

      Each indenture provides, if such provision is made applicable to the Debt Securities of a series,

•	that we may elect either (A) to defease and be discharged from any and all obligations with respect to any Debt Security of such series (“defeasance”) or (B) to be released from our obligations with respect to such Debt Security under certain of the covenants and Events of Default under that indenture together with additional covenants that may be included for a particular series; and

•	that certain Events of Default shall not be Events of Default under that indenture with respect to such series (“covenant defeasance”), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money certain U.S. government obligations and/or, in the case of Debt Securities denominated in U.S. dollars, certain state and local government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Security, on the scheduled due dates.

      In the case of defeasance or covenant defeasance, the holders of such Debt Securities are entitled to receive payments in respect of such Debt Securities solely from such trust. Such a trust may only be established if, among other things, we have delivered to the trustee an Opinion of Counsel (as specified in the indentures) to the effect that the holders of the Debt Securities affected thereby will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the indentures.

Record Dates

      The indentures provide that in certain circumstances we may establish a record date for determining the holders of outstanding Debt Securities of a series entitled to join in the giving of notice or the taking of other action under the applicable indenture by the holders of the Debt Securities of such series.

Subordinated Debt Securities

      Subordinated Debt Securities will be subordinate, in right of payment, to all Senior Debt. “Senior Debt” is defined to mean, with respect to us, the principal, premium, if any, and interest on the following:

•	all indebtedness of ours, whether outstanding on the date of issuance or thereafter created, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

•	any indebtedness of others of the kinds described in the preceding clause for the payment of which we are responsible or liable (directly or indirectly, contingently or otherwise) as guarantor or otherwise; and

•	amendments, renewals, extensions and refundings of any indebtedness described above, unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it provides that such indebtedness is not senior or prior in right of payment to the Subordinated Debt Securities.

      Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest, if any, on the Subordinated Debt Securities will be subordinated, to the extent provided in the Subordinated Debt Indenture, in right of payment to the prior payment in full of all of our Senior Debt. Our obligation to make payment of the principal of, premium, if any, and interest, if any, on the Subordinated Debt Securities will not otherwise be affected. In addition, no payment on account of principal and premium, if any, sinking fund or interest, if any, may be made on the Subordinated Debt Securities at any time unless full payment of all amounts due in respect of the principal and premium, if any, sinking fund and interest, if any, on our Senior Debt has been made or duly provided for in money or money’s worth.

      Notwithstanding the foregoing, unless all of our Senior Debt has been paid in full, in the event that any payment or distribution made by us is received by the trustee or the holders of any of the Subordinated Debt Securities, such payment or distribution must be paid over to the holders of our Senior Debt or a person acting on their behalf, to be applied toward the payment of all our Senior Debt remaining unpaid until all the Senior Debt has been paid in full. Subject to the payment in full of all of our Senior Debt, the rights of the holders of our Subordinated Debt Securities will be subrogated to the rights of the holders of our Senior Debt.

      By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our general creditors may recover more, ratably, than holders of our Subordinated Debt Securities.

Governing Law

      The laws of the State of New York govern each indenture and will govern the Debt Securities.

Book-Entry Securities

      The following description of book-entry securities will apply to any series of Debt Securities issued in whole or in part in the form of one or more global securities except as otherwise described in the prospectus supplement.

      Book-entry securities of like tenor and having the same date will be represented by one or more global securities deposited with and registered in the name of a depositary that is a clearing agent registered under the Exchange Act. Beneficial interests in book-entry securities will be limited to institutions that have accounts with the depositary (“participants”) or persons that may hold interests through participants.

      Ownership of beneficial interests by participants will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the depositary. Ownership of beneficial interests by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by the participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

      Payment of principal of and any premium and interest on book-entry securities represented by a global security registered in the name of or held by a depositary will be made to the depositary, as the registered owner of the global security. Neither we, the trustee nor any agent of ours or the trustee will have any responsibility or liability for any aspect of the depositary’s records or any participant’s records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to the beneficial ownership interests. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by the depositary’s procedures, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the sole responsibility of such participants.

      A global security representing a book-entry security is exchangeable for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount registered in the name of, or is transferable in whole or in part to, a person other than the depositary for that global security, only if (a) the depositary notifies us that it is unwilling or unable to continue as depositary for that global security or the depositary ceases to be a clearing agency registered under the Exchange Act, (b) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities of that series or (c) other circumstances exist that have been specified in the terms of the Debt Securities of that series. Any global security that is exchangeable pursuant to the preceding sentence shall be registered in the name or names of such person or persons as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security.

      Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders thereof for any purpose under the indentures, and no global security shall be exchangeable, except for a security registered in the name of the depositary. This means each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures. We understand that under existing industry practices, if we request any action of holders or an owner of a beneficial interest in such global security desires to give or take any action that a holder is entitled to give or take under the indentures, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DESCRIPTION OF WARRANTS

      We may issue warrants for the purchase of our common stock, preferred stock or debt securities. We may issue warrants independently or as part of purchase units, and warrants issued as part of purchase units may be attached to or separate from any other securities part of those purchase units. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. This summary of some provisions of the warrants is not complete. You should refer to the applicable warrant agreement, including the applicable form of warrant certificate, relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants, as well as the identity of the applicable warrant agent. That warrant agreement, together with the applicable form of warrant certificate, will be filed with the SEC in connection with the offering of the specific warrants and will be available by the means described under “Where You Can Find More Information.”

      The particular terms of any issue of warrants will be described in the applicable prospectus supplement relating to the issue. Those terms may include:

•	the securities for which you may exercise the warrants;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which the debt securities may be purchased upon exercise, if applicable;

•	the designation, number of shares, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase shares of preferred stock and the price at which that number of shares of preferred stock of such series may be purchased upon exercise, if applicable;

•	the number of shares of common stock purchasable upon the exercise of warrants to purchase shares of common stock and the price at which that number of shares of common stock may be purchased upon exercise, if applicable;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the material U.S. federal income tax consequences applicable to the warrants; and

•	any other terms of the warrants.

      The exercise price and the expiration date for warrants, as well as the kind, frequency and timing of any notice to be given, will be subject to adjustment as described in the applicable prospectus supplement. Holders of warrants may exchange warrant certificates for new warrant certificates of different denominations and may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. Prior to the exercise of warrants, holders of warrants will not have any of the rights of holders of the common stock, preferred stock or debt securities purchasable upon that exercise, as the case may be, and will not be entitled to payments of principal, premium or interest, as applicable, on any debt securities purchasable upon the exercise or dividend payments, if any, or voting rights of any preferred stock or common stock purchasable upon the exercise.

      Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock, as the case may be, at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement.

      We will forward the securities purchasable upon the exercise of warrants as soon as practicable after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement. If a holder of warrants exercises less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF PURCHASE CONTRACTS

      We may issue purchase contracts for the purchase from us, or sale to us, of our common stock, preferred stock, debt securities, depositary shares or warrants, or debt securities of third parties (including U.S. Treasury securities), an index or indices of those securities or any combination of those securities. Purchase contracts may be issued separately or in purchase units, as specified in the applicable prospectus supplement. Purchase contracts issued as part of purchase units may be attached to or separate from any other securities part of the purchase units.

      We may issue purchase contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified or varying number of securities at a purchase price, which may be based on a formula, at a future date. Alternatively, we may issue purchase contracts obligating us to purchase from holders, and obligating holders to sell to us, a specified or varying number of securities at a purchase price, which may be based on a formula, at a future date. We may satisfy our obligations, if any, with respect to any purchase contract by delivering the subject securities or by delivering the cash value of the purchase contract or the cash value of the property otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify the methods by which the holders may purchase or sell the subject securities, as the case may be, and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

      The purchase contracts may require us to make periodic payments to the holders of those purchase contracts or vice versa, and the periodic payments may be unsecured or prefunded and may be paid on a current or deferred basis. The purchase contracts may require holders of those purchase contracts to secure their obligations under the contracts in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations under the purchase contracts when the purchase contracts are issued, as described in the applicable prospectus supplement.

      This summary of some provisions of the purchase contracts is not complete. You should refer to the purchase contract agreement, including the applicable form of purchase contract security certificate, relating to the specific purchase contracts being offered for the complete terms of the purchase contract agreement and the purchase contracts. That purchase contract agreement, together with the applicable form of purchase contract security certificate, will be filed with the SEC in connection with the offering of the specific purchase contracts and will be available by the means described under “Where You Can Find More Information.”

DESCRIPTION OF PURCHASE UNITS

      We may issue purchase units consisting of one or more of our common stock, preferred stock, debt securities, depositary shares, warrants or purchase contracts or debt securities of third parties (including U.S. Treasury Securities), in any combination, which may be purchased with the proceeds of the sales of purchase units. The securities comprising the purchase units may or may not be separate from one another, as described in the applicable prospectus supplement.

      The applicable prospectus supplement will describe:

•	the designation and the terms of the purchase units and of the securities constituting the purchase units, including whether and under what circumstances the securities comprising the purchase units may be traded separately;

•	any additional terms of the governing unit agreement; and

•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the purchase units or of the securities constituting the purchase units.

      The terms and conditions described in this prospectus under “Description of Debt Securities,” “Description of Warrants,” “Description of Purchase Contracts,” “Description of Depositary Shares” and

“Description of Capital Securities” will apply to each unit and to any security included in each unit, as applicable, unless otherwise specified in the applicable prospectus supplement.

      We will issue the purchase units under one or more unit agreements to be entered into between us and a bank or trust company, as unit agent. We may issue purchase units in one or more series, which will be described in the applicable prospectus supplement. This summary of some provisions of the purchase units is not complete. You should refer to the unit agreement, including the applicable form of unit certificate, relating to the specific purchase units being offered for the complete terms of the unit agreement and the purchase units and the identity of the unit agent with respect to those purchase units. That unit agreement, together with the applicable form of unit certificate, will be filed with the SEC in connection with the offering of the specific purchase units and will be available by the means described under “Where You Can Find More Information.”

DESCRIPTION OF DEPOSITARY SHARES

General

      At our option, we may elect to offer fractional interests in our debt securities or fractional shares of our preferred stock, rather than full interests in our debt securities or full shares of our preferred stock, as the case may be. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a debt security of ours or of a share of a particular series of our preferred stock, as the case may be, and that fraction or the formula by which that fraction may be determined will be set forth in the applicable prospectus supplement. Depositary shares may be issued separately or as a part of purchase units. Depositary shares issued as part of purchase units may be attached to or separate from any other securities part of those purchase units.

      The debt securities or shares of any series of preferred stock underlying the depositary shares, as the case may be, will be deposited under a deposit agreement between us and a bank or trust company, as depositary. The depositary will have its principal office in the United States, unless specified otherwise in the applicable prospectus supplement. Subject to the terms of the applicable deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of the debt security or share of preferred stock, as the case may be, underlying that depositary share, to all the rights and preferences of the debt security or preferred stock, as the case may be, underlying that depositary share. Those rights include any applicable dividend, voting, redemption and liquidation rights.

      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the depositary shares in accordance with the terms of the offering. This summary of some provisions of the depositary receipts is not complete. You should refer to the applicable deposit agreement, including the applicable form of depositary receipts, relating to the specific depositary receipts being offered for the complete terms of the deposit agreement and the depositary receipts and the identity of the depositary. That deposit agreement, together with the applicable form of depositary receipt, will be filed with the SEC in connection with the offering of the depositary receipts and will be available by the means described under “Where You Can Find More Information.”

      Pending the preparation of definitive engraved depositary receipts and upon our written order, the depositary may issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts will entitle their holders to all the rights of definitive depositary receipts which are to be prepared without unreasonable delay. Temporary depositary receipts then will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

      The depositary will distribute any payments of interest, cash dividends or other cash distributions received with respect to the debt securities or preferred stock, as the case may be, to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

      If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, with our approval, the depositary may sell the property and distribute the net proceeds from the sale to the applicable holders in proportion to the number of depositary shares owned by those holders.

Redemption of Depositary Shares

      If the debt security or series of preferred stock, as the case may be, represented by depositary shares is subject to redemption, the depositary shares will be redeemed with the proceeds received by the depositary from the redemption, in whole or in part, of that debt security or series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price payable with respect to that debt security or series of the preferred stock, as the case may be. Whenever we redeem debt securities or shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the debt securities or shares of preferred stock, as the case may be, so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata, as may be determined by the depositary.

Exercise of Rights or Voting the Preferred Stock

      Upon receipt of notice of any meeting at which the holders of preferred stock underlying depositary shares are entitled to vote, or of any request for instructions or directions from holders of debt securities underlying depositary shares, the depositary will mail the information contained in the notice to the record holders of the applicable depositary shares. Each record holder of the applicable depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the preferred shares represented by that holder’s depositary shares, as the case may be. The record date for the depositary shares will be the same date as the record date for the underlying debt securities or preferred stock, as the case may be. The depositary then will attempt, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the number of shares of preferred stock underlying those depositary shares, as the case may be, in accordance with such instructions, and we will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not give instructions or directions with respect to debt securities or vote shares of preferred stock, as the case may be, if it does not receive specific instructions from the holders of the depositary shares representing interests in those securities.

Amendment and Termination of the Depositary Agreement

      The form of depositary receipt evidencing depositary shares and any provision of a deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by us or by the depositary only if:

•	all outstanding depositary shares issued under that deposit agreement have been redeemed; or

•	with respect to all depositary shares issued under that deposit agreement, there has been a complete repayment or redemption of the underlying debt securities or a final distribution of the underlying preferred stock, as the case may be, including in connection with our liquidation, dissolution or winding up, and the repayment, redemption or distribution proceeds, as the case may be, have been distributed to you.

Charges of Depositary

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit and any redemption of the underlying debt securities or preferred stock. Holders of depositary receipts will pay the transfer and other taxes and governmental and other charges, including a fee for the withdrawal of debt securities or shares of preferred stock, as the case may be, upon surrender of depositary receipts, as are expressly provided in the relevant deposit agreement.

Miscellaneous

      The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying debt securities or preferred stock, as the case may be.

      Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying debt securities or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or preferred stock, as the case may be, for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

      The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment.

DESCRIPTION OF CAPITAL SECURITIES

Common Stock

      Under our Restated Certificate of Incorporation, we are authorized to issue up to 100,000,000 shares of our common stock. As of September 30, 2004, we had 55,236,024 shares of common stock issued and outstanding and had reserved an aggregate of 6,895,688 additional shares of common stock for issuance upon conversion of outstanding preferred stock and an aggregate of 6,139,366 additional shares of common stock for issuance under our various stock compensation plans.

      The following summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the following:

•	the Delaware General Corporation Law, as it may be amended from time to time;

•	our Restated Certificate of Incorporation, as it may be amended or restated from time to time; and

•	our restated and amended bylaws, as they may be amended or restated from time to time.

      Dividends. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors, out of funds legally available for their payment subject to the rights of holders of our preferred stock.

      Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

      Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

      Miscellaneous. The outstanding shares of common stock are fully paid and nonassessable. The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. American Stock Transfer & Trust Company is the transfer agent and registrar for the common stock.

Preferred Stock

      Our Board of Directors determines the rights, qualifications, restrictions and limitations relating to each series of our preferred stock at the time of issuance. Our Restated Certificate of Incorporation authorizes our Board of Directors, without further stockholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, in one or more series, of which 7,125,000 shares remain available for designation and issuance, and to fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation values of each of these series, except that the holders of preferred stock:

•	will not be entitled to more than the lesser of one vote per $100 of liquidation value or one vote per share when voting as a class with the holders of shares of other capital stock; and

•	will not be entitled to vote on any matter separately as a class, except to the extent required by law or as specified with respect to each series with respect to any amendment or alteration of the provisions of the certificate of incorporation that would adversely affect the powers, preferences or special rights of the applicable series of preferred stock, or our failure to pay dividends on any series of preferred stock in full for any six quarterly dividend payment periods, whether or not consecutive, in which case the number of directors may be increased by two and the holders of outstanding shares of preferred stock then similarly entitled will be entitled to elect the two additional directors until full accumulated dividends on all of those shares of preferred stock have been paid.

      As of September 30, 2004, 2,875,000 shares of preferred stock have been designated as 5% Perpetual Cumulative Convertible Preferred Stock (liquidation preference $50.00) (the “Preferred Stock”), all of which are issued and outstanding. Shares of our Preferred Stock do, and shares of our other preferred stock may, have dividend, redemption, voting and liquidation rights taking priority over our common stock, and shares of Preferred Stock are, and shares of our other preferred stock may be, convertible into our common stock. We may amend from time to time our restated certificate of incorporation to increase the number of authorized shares of preferred stock. We also may designate additional shares of preferred stock as Preferred Stock.

      5% Perpetual Cumulative Convertible Preferred Stock. Our Preferred Stock, with respect to dividend rights and upon liquidation, winding up and dissolution, ranks:

•	junior to all of our existing and future liabilities and obligations, whether or not for borrowed money;

•	junior to “senior stock,” which is each class or series of our capital stock that has terms which expressly provide that the class will rank senior to the Preferred Stock;

•	on a parity with “parity stock,” which is each class or series of our capital stock that has terms which expressly provide that the class or series will rank on a parity with the Preferred Stock;

•	senior to “junior stock,” which is our common stock and each class or series of our capital stock that has terms which do not expressly provide that the class or series will rank senior to or on a parity with the Preferred Stock; and

•	effectively junior to all of our subsidiaries’ (i) existing and future liabilities and (ii) capital stock held by others.

      Holders of shares of Preferred Stock are entitled to receive, when, as and if declared by our Board of Directors, out of funds legally available for payment, cumulative cash dividends on each outstanding share of the preferred stock at the annual rate of 5% of the liquidation preference per share of the Preferred Stock. The dividend rate was initially equivalent to $2.50 per share annually. The right of holders of the shares of the Preferred Stock to receive dividend payments is subject to the rights of any holders of shares of senior stock and parity stock.

      We may not redeem any shares of the Preferred Stock before January 31, 2008. On or after January 31, 2008, we may redeem any or all shares of the Preferred Stock at a redemption price equal to the liquidation preference per share, plus accrued and unpaid dividends, to the date of redemption, only if the closing price of our common stock has exceeded 120% of the conversion price then in effect (approximately $25.0156 based on the initial conversion price) for at least 20 trading days in any consecutive 30-trading-day period ending on the trading day prior to the date of mailing of the notice of redemption.

      Except as required under Delaware law, holders of the shares of the Preferred Stock are only entitled to the following voting rights:

•	the affirmative vote of holders of at least two-thirds of the outstanding shares of the Preferred Stock, voting as a single class, in person or by proxy, at a special meeting called for the purpose, or by written consent in lieu of meeting, will be required to:

•	amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of (i) our restated certificate of incorporation or (ii) the applicable certificate of designations, if the amendment would alter or change the powers, preferences or rights of the Preferred Stock so as to adversely affect the holders of the Preferred Stock, including, without limitation, the creation of, or increase in the authorized number of, shares of any class or series of senior stock; or

•	issue shares of senior stock;

provided, however, that any amendment that decreases the dividend payable on, or the liquidation preference of, the Preferred Stock requires the affirmative vote of the holders of all of the outstanding shares of the Preferred Stock, at a meeting of holders of the Preferred Stock duly called for that purpose, or the written consent in lieu of meeting.

•	if at any time the equivalent of six quarterly dividends payable on the shares of the Preferred Stock are accrued and unpaid, whether or not consecutive and whether or not declared, holders of all outstanding shares of the Preferred Stock, together with the holders of any other series of our preferred stock in similar circumstance, voting together as a single class without regard to series, will be entitled to elect two directors to serve until accumulated dividends have been paid in full.

      With respect to any matter on which holders of the Preferred Stock are entitled to vote as a separate class, each share of the Preferred Stock will be entitled to one vote. With respect to any matter on which holders of the Preferred Stock are entitled to vote with holders of shares of other capital stock, the voting will be governed by the provisions of our restated certificate of incorporation.

      Each share of the Preferred Stock is convertible at any time and from time to time, on or after the occurrence of any of certain conversion triggering events described below and prior to 5:00 p.m., New York City time, on the business day immediately preceding a redemption date, at the option of the holder, into fully paid and nonassessable shares of our common stock. The initial conversion price at which the

Preferred Stock was convertible was $20.8463, with that conversion price being subject to adjustments. The number of shares of our common stock deliverable upon conversion of a share of the Preferred Stock, commonly referred to as the conversion ratio, is 2.3985, which represents the liquidation preference divided by the initial conversion price.

      The preceding summary is not complete and is not intended to give full effect to provisions of statutory or common law. We also urge you to refer to the applicable provisions of our Form 8-A, filed with the SEC on March 5, 2003. That Form 8-A is available by the means described under “Where You Can Find More Information.”

      Preferred Stock Purchase Rights. On March 3, 2000, we entered into a rights agreement with First Chicago Trust Company of New York, as rights agent, which is a stockholder rights plan providing for a dividend of one preferred stock purchase right for each outstanding share of our common stock. We issued the dividend to stockholders of record on March 20, 2000, and holders of shares of common stock issued since that date are issued rights with their shares. The rights trade automatically with shares of common stock and become exercisable only under certain circumstances as described below. The rights are designed to protect our interests and the interests of our stockholders against coercive takeover tactics. The purpose of the rights is to encourage potential acquirors to negotiate with our board of directors prior to attempting a takeover and to provide our board with leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The rights may have certain anti-takeover effects. The rights should not, however, interfere with any merger or other business combination approved by our board of directors.

      Until a right is exercised, the holder of a right will not have any rights as a stockholder, including, without limitation, the right to vote or to receive dividends. Upon becoming exercisable, each right will entitle its holder to purchase from us one one-hundredth of a share of Series One Junior Preferred Stock, par value $0.01 per share, at a purchase price of $42.00 per right, subject to adjustment. In general, the rights will not be exercisable until the earlier of (a) the close of business on the tenth business day after the date that we learn that a person or group or an affiliate or associate of the person or group has acquired, or has obtained the right to acquire, beneficial ownership of 20% or more of our outstanding common stock and (b) the close of business on the tenth business day following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for 20% or more of our outstanding common stock. Below we refer to the earlier of those dates as the “distribution date” and the person or group acquiring at least 20% of our common stock as an “acquiring person.” You should assume that any of the following provisions that refer to an acquiring person also apply to any associate or affiliate of the acquiring person as well.

      If, after the distribution date, any acquiring person acquires 20% or more of our outstanding voting stock without the prior approval of our board of directors, each right will entitle its holder to acquire the number of shares of our common stock that is equal to the result obtained by multiplying the then current purchase price by the number of one one-hundredths of a share of preferred stock for which a right is then exercisable and dividing that product by 50% of the then current per-share market price of our common stock.

      If any acquiring person acquires more than 20% but less than 50% of the outstanding shares of our common stock subsequent to the distribution date without prior written consent of our board of directors, each right may be exchanged by our board of directors for one share of our common stock. In the event that, following the distribution date, we are acquired in a merger or other business combination in which we are not the surviving corporation, or in which 50% or more of our assets or assets representing 50% or more of our revenues or cash flow are sold in one or several transactions without the prior written consent of our board of directors, each right will entitle its holder to receive the number of shares of the acquiring company’s common stock as is equal to the result obtained by multiplying the then current purchase price by the number of one one-hundredths of a share of preferred stock for which the right is then exercisable and dividing that product by 50% of the then current market price per share of the common stock of the acquiring company.

      Any rights that are at any time beneficially owned by an acquiring person will be null and void, and any holder of such rights, including any purported transferee or subsequent holder, will be unable to exercise the rights.

      The rights will expire at the close of business on March 20, 2010, unless redeemed or exchanged before that time. At any time prior to the earlier of (a) the time a person or group becomes an acquiring person and (b) the expiration date, our board of directors may exchange all or part of the then outstanding and exercisable rights for shares of our common stock at an exchange ratio of one share of common stock per right or redeem the rights in whole, but not in part, at a price of $0.01 per right. The exchange rate and redemption price are subject to adjustment as provided in the rights agreement.

      The preceding summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the rights agreement and the form of right certificate, which are incorporated by reference to Exhibit 1 to our Form 8-A, filed with the SEC on March 9, 2000. That Form 8-A is available by the means described under “Where You Can Find More Information.”

      Additional Series of Preferred Stock. In the event of a proposed merger or tender offer, proxy contest or other attempt to gain control of us and not approved by our Board of Directors, it would be possible for the board to authorize the issuance of one or more series of preferred stock with voting rights or other rights and preferences which would impede the success of the proposed merger, tender offer, proxy contest or other attempt to gain control of us. This authority may be limited by applicable law, our Restated Certificate of Incorporation, as it may be amended or restated from time to time, and the applicable rules of the stock exchanges upon which the common stock is listed. The consent of our stockholders would not be required for any such issuance of preferred stock.

      The preferred stock will be preferred over our common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock) on our common stock will be declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates established. With respect to each series of preferred stock, the dividends on each share of the series will be cumulative from the date of issue of the share unless another date is determined relating to the series. Accruals of dividends will not bear interest.

      The preferred stock will be preferred over our common stock as to assets so that the holders of each series of preferred stock will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock, the established amount. However, in this case the holders of preferred stock will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled.

      All shares of any series of preferred stock will be redeemable to the extent determined with respect to that series. All shares of any series of preferred stock will be convertible into shares of our common stock or into shares of any other series of our preferred stock to the extent determined with respect to that series.

      Except as otherwise indicated, the holders of preferred stock will be entitled to one vote for each share of preferred stock held by them on all matters properly presented to stockholders. The holders of common stock and the holders of all series of preferred stock will vote together as one class.

      Special Charter Provisions. Our Restated Certificate of Incorporation provides that:

•	our Board of Directors is classified into three classes;

•	subject to the rights of holders of our preferred stock, if any, the affirmative vote of the holders of not less than two-thirds of the shares of common stock voting thereon is required in order to:

•	adopt an agreement or plan of merger or consolidation;

•	authorize the sale, lease or exchange of all or substantially all of our property or assets; or

•	authorize the disposition of Arch Coal or the distribution of all or substantially all of our assets to our stockholders;

•	subject to the rights of holders of our preferred stock, if any, certain provisions of the restated certificate may be amended only by the affirmative vote of the holders of at least two-thirds of the shares of common stock voting on the proposed amendment;

•	subject to the rights of holders of our preferred stock, if any, all actions required to be taken or which may be taken at any annual or special meeting of our stockholders must be taken at a duly called annual or special meeting of stockholders and cannot be taken by a consent in writing without a meeting; and

•	special meetings of the stockholders may be called at any time by any two or more of our directors and may not be called by any other person or persons or in any other manner.

PLAN OF DISTRIBUTION

      We may offer the offered securities in one or more of the following ways from time to time:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents;

•	to investors upon exercise of rights or warrants;

•	to investors directly in negotiated sales or in competitively bid transactions; or

•	to holders of other securities in exchanges in connection with acquisitions.

      The prospectus supplement for each series of securities we sell will describe the offering, including:

•	the name or names of any underwriters;

•	the purchase price and the proceeds to us from that sale;

•	any underwriting discounts and other items constituting underwriters’ compensation, which in the aggregate will not exceed eight percent of the gross proceeds of the offering;

•	any commissions paid to agents;

•	the initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

      We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

      We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Remarketing Arrangements

      Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

Delayed Delivery Arrangements

      If we so indicate in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us or the trusts at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the applicable prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Underwriters

      If underwriters are used in a sale, we will execute an underwriting agreement with them regarding those securities. Unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions, and the underwriters must purchase all of these securities if any are purchased.

      The securities subject to the underwriting agreement may be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agent. Any initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

      We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us, at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the applicable prospectus supplement will state that this is the case and will describe the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

      In connection with underwritten offerings of the securities, the underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act, as follows:

•	Over-allotment transactions involve sales in excess of the offering size, which create a short position for the underwriters.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a broker/ dealer when the securities originally sold by that broker-dealer are repurchased in a covering transaction to cover short positions.

      These stabilizing transactions, covering transactions and penalty bids may cause the price of the securities to be higher than it otherwise would be in the absence of these transactions. If these transactions occur, they may be discontinued at any time.

Agents

      We also may sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the applicable prospectus supplement.

Direct Sales

      We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

      In addition, debt securities, shares of common stock or preferred stock or other of our securities described in this prospectus may be issued upon the exercise of warrants or rights or the settlement of purchase contracts or purchase units.

Remarketing Arrangements

      Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed.

Delayed Delivery Arrangements

      If we so indicate in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe payable for solicitation of those contracts.

Indemnification

      We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933, and may agree to contribute to payments that these underwriters, dealers or agents may be required to make.

No Assurance of Liquidity

      The securities we offer may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

LEGAL MATTERS

      The validity of the issuance of the offered securities will be passed upon for us by Kirkpatrick & Lockhart, LLP, Pittsburgh, Pennsylvania.

EXPERTS — INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The consolidated financial statements of Arch Coal, Inc. at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, incorporated by reference in this registration statement and related prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The financial statements of Canyon Fuel Company, LLC at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, incorporated by reference in this registration statement and related prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXPERTS — INDEPENDENT ACCOUNTANTS

      The consolidated financial statements of Vulcan Coal Holdings, L.L.C. as of December 31, 2003, 2002 and 2001 and June 30, 2001 and for the years ended December 31, 2003 and 2002, the six month period ended December 31, 2001 and the year ended June 30, 2001 incorporated in this prospectus by reference to Arch Coal, Inc.’s Current Report on Form 8-K/A dated October 15, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

EXPERTS — COAL RESERVES

      The coal reserve audit referred to in documents incorporated by reference into this prospectus was prepared by Weir International Mining Consultants.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

      The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

SEC registration fee	$101,853
Blue Sky fees and expenses	5,000
Legal fees and expenses	50,000
Accounting fees and expenses	50,000
Trustee’s fees and expenses	15,000
Printing and engraving fees	50,000
Miscellaneous	28,147

Total	$300,000

      All of the above amounts, other than the SEC filing fee, are estimates only.

Item 15.	Indemnification of Directors and Officers.

      Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. Our restated certificate provides, among other things, that the personal liability of our directors is so eliminated.

      Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision. Our restated and amended bylaws provide that we will indemnify any person who may be involved, as a party or otherwise, in a claim, action, suit or proceeding (other than any claim, action, suit or proceeding brought by or in the right of Arch Coal, Inc.) by reason of the fact that such person is or was a director or officer, or is or was serving at the request of us as a director or officer of any other corporation or entity, against certain liabilities, costs and expenses. We are also authorized to maintain insurance on behalf of any person who is or was a director or officer, or is or was serving at the request of us as a director or officer of any other corporation or entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify such person against such liability under the DGCL. We are a party to agreements with our directors and officers pursuant to which we have agreed to indemnify them against certain costs and expenses incurred by them in their capacities as such.

Item 16.	Exhibits.

      The following Exhibits are filed as part of this Registration Statement:

Exhibit
Number		Description

1	.1*	Form of Purchase Agreement.
1	.2*	Form of Distribution Agreement.
3.1		Amended and Restated Certificate of Incorporation of Arch Coal, Inc. (incorporated herein by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2000).
3.2		Restated and Amended Bylaws of Arch Coal, Inc. (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2000).
4.1		Form of Rights Agreement, dated March 3, 2000 (incorporated herein by reference to Exhibit 1 to the Company’s Current Report on Form 8-A filed on March 9, 2000).
4.2		Certificate of Designations Establishing the Designations, Powers, Preferences, Rights, Qualifications, Limits and Restrictions of the Company’s 5% Perpetual Cumulative Convertible Preferred Stock (incorporated herein by reference to Exhibit 3 to the Company’s Current Report on Form 8-A filed on March 5, 2003).
4.3		Indenture, dated June 25, 2003, by and among Arch Western Finance, LLC, Arch Western Resources, LLC, Arch of Wyoming, LLC, Mountain Coal Company, L.L.C., Thunder Basin Coal Company, L.L.C. and The Bank of New York, as Trustee (incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-4 (File No. 333-107569) filed by Arch Western Finance, LLC, Arch Western Resources, LLC, Arch of Wyoming, LLC, Mountain Coal Company, L.L.C. and Thunder Basin Coal Company, L.L.C. on August 1, 2003).
4.4		First Supplemental Indenture, dated October 22, 2004, by and among Arch Western Finance, LLC, Arch Western Resources, LLC, Arch of Wyoming, LLC, Arch Western Bituminous Group, LLC, Mountain Coal Company, L.L.C., Thunder Basin Coal Company, L.L.C., Triton Coal Company, LLC and The Bank of New York, as Trustee (incorporated herein by reference to Exhibit 4.3 to the Current Report on Form 8-K filed by Arch Coal, Inc. and Arch Western Resources, LLC on October 28, 2004).
4	.5†	Form of Indenture for Senior Debt.
4.6		Form of Senior Debt Security (included as part of Exhibit 4.5).
4	.7†	Form of Indenture for Subordinated Debt.
4.8		Form of Subordinated Debt Security (included as part of Exhibit 4.7).
4	.9*	Form of Warrant Agreement.
4	.10*	Form of Warrant Certificate.
4	.11*	Form of Purchase Contract Agreement.
4	.12*	Form of Purchase Contract Security Certificate.
4	.13*	Form of Purchase Unit Agreement.
4	.14*	Form of Purchase Unit Certificate.
4	.15*	Form of Certificate of Preferred Stock.
4	.16*	Form of Deposit Agreement.
4	.17*	Form of Depositary Receipt.
4	.18*	Form of Certificate of Common Stock, par value $.01 per share, of Arch Coal, Inc.
5	.1†	Opinion of Kirkpatrick & Lockhart LLP.
12	.1†	Computation of Ratio of Earnings to Combined Fixed Charges and Preference Dividends.
23	.1†	Consent of Ernst & Young LLP.
23	.2†	Consent of PricewaterhouseCoopers LLP.
23.3		Consent of Kirkpatrick & Lockhart LLP (included as part of Exhibit 5.1).

Exhibit
Number		Description

23	.4†	Consent of Weir International Mining Consultants
24.1		Powers of Attorney (included on signature page).
25	.1*	Form of T-1 Statement of Eligibility of Senior Debt Indenture Trustee.
25	.2*	Form of T-1 Statement of Eligibility of Subordinated Debt Indenture Trustee.

*	To be filed either by amendment to this Registration Statement or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

†	Filed herewith.

Item 17.	Undertakings.

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table on the cover of this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrants of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Securities Act and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (2) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

      (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the “Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Louis, State of Missouri, on November 23, 2004.

ARCH COAL, INC.

By:	/s/ ROBERT J. MESSEY

Name: Robert J. Messey

Title:	Chief Financial Officer

POWER OF ATTORNEY

      Each of the undersigned directors and officers of Arch Coal, Inc., a Delaware corporation, do hereby constitute and appoint Robert G. Jones and Janet L. Horgan, or either one of them, the undersigned’s true and lawful attorneys and agents, with full power of substitution and resubstitution in each, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or either one of them or any substitute, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN F. LEER Steven F. Leer	President, Chief Executive Officer and Director	November 23, 2004

/s/ ROBERT J. MESSEY Robert J. Messey	Chief Financial Officer (Principal Financial Officer)	November 23, 2004

/s/ JOHN W. LORSON John W. Lorson	Controller	November 23, 2004

/s/ JAMES R. BOYD James R. Boyd	Director	November 23, 2004

/s/ FRANK M. BURKE Frank M. Burke	Director	November 23, 2004

Signature	Title	Date

/s/ PATRICIA FRY GODLEY Patricia Fry Godley	Director	November 23, 2004

/s/ DOUGLAS M. HUNT Douglas M. Hunt	Director	November 23, 2004

/s/ THOMAS A. LOCKHART Thomas A. Lockhart	Director	November 23, 2004

/s/ A. MICHAEL PERRY A. Michael Perry	Director	November 23, 2004

/s/ ROBERT G. POTTER Robert G. Potter	Director	November 23, 2004

/s/ THEODORE D. SANDS Theodore D. Sands	Director	November 23, 2004

EXHIBIT INDEX

Exhibit
Number		Description

1	.1*	Form of Purchase Agreement.
1	.2*	Form of Distribution Agreement.
3.1		Amended and Restated Certificate of Incorporation of Arch Coal, Inc. (incorporated herein by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2000).
3.2		Restated and Amended Bylaws of Arch Coal, Inc. (incorporated herein by reference to the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2000).
4.1		Form of Rights Agreement, dated March 3, 2000 (incorporated herein by reference to Exhibit 1 to the Company’s Current Report on Form 8-A filed on March 9, 2000).
4.2		Certificate of Designations Establishing the Designations, Powers, Preferences, Rights, Qualifications, Limits and Restrictions of the Company’s 5% Perpetual Cumulative Convertible Preferred Stock (incorporated herein by reference to Exhibit 3 to the Company’s Current Report on Form 8-A filed on March 5, 2003).
4.3		Indenture, dated June 25, 2003, by and among Arch Western Finance, LLC, Arch Western Resources, LLC, Arch of Wyoming, LLC, Mountain Coal Company, L.L.C., Thunder Basin Coal Company, L.L.C. and The Bank of New York, as Trustee (incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-4 (File No. 333-107569) filed by Arch Western Finance, LLC, Arch Western Resources, LLC, Arch of Wyoming, LLC, Mountain Coal Company, L.L.C. and Thunder Basin Coal Company, L.L.C. on August 1, 2003).
4.4		First Supplemental Indenture, dated October 22, 2004, by and among Arch Western Finance, LLC, Arch Western Resources, LLC, Arch of Wyoming, LLC, Arch Western Bituminous Group, LLC, Mountain Coal Company, L.L.C., Thunder Basin Coal Company, L.L.C., Triton Coal Company, LLC and The Bank of New York, as Trustee (incorporated herein by reference to Exhibit 4.3 to the Current Report on Form 8-K filed by Arch Coal, Inc. and Arch Western Resources, LLC on October 28, 2004).
4	.5†	Form of Indenture for Senior Debt.
4.6		Form of Senior Debt Security (included as part of Exhibit 4.5).
4	.7†	Form of Indenture for Subordinated Debt.
4.8		Form of Subordinated Debt Security (included as part of Exhibit 4.7).
4	.9*	Form of Warrant Agreement.
4	.10*	Form of Warrant Certificate.
4	.11*	Form of Purchase Contract Agreement.
4	.12*	Form of Purchase Contract Security Certificate.
4	.13*	Form of Purchase Unit Agreement.
4	.14*	Form of Purchase Unit Certificate.
4	.15*	Form of Certificate of Preferred Stock.
4	.16*	Form of Deposit Agreement.
4	.17*	Form of Depositary Receipt.
4	.18*	Form of Certificate of Common Stock, par value $.01 per share, of Arch Coal, Inc.
5	.1†	Opinion of Kirkpatrick & Lockhart LLP.
12	.1†	Computation of Ratio of Earnings to Combined Fixed Charges and Preference Dividends.
23	.1†	Consent of Ernst & Young LLP.
23	.2†	Consent of PricewaterhouseCoopers LLP.
23.3		Consent of Kirkpatrick & Lockhart LLP (included as part of Exhibit 5.1).
23	.4†	Consent of Weir International Mining Consultants.
24.1		Powers of Attorney (included on signature page).
25	.1*	Form of T-1 Statement of Eligibility of Senior Debt Indenture Trustee.
25	.2*	Form of T-1 Statement of Eligibility of Subordinated Debt Indenture Trustee.

*	To be filed either by amendment to this Registration Statement or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

†	Filed herewith.